DESCRIPTION OF NATIONWIDE LIFE INSURANCE COMPANY'S ISSUANCE,
TRANSFER, AND REDEMPTION PROCEDURES

FOR POLICIES PURSUANT TO RULE 6E-3(T)

Nationwide Provident VLI Separate Account 1 and Nationwide Provident VLI Separate Account A

This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii)(1) under the Investment Company Act of 1940, as amended ("1940 Act"), that will be followed by Nationwide Life Insurance Company of  America ("NLIC") in connection with the issuance of individual flexible premium variable life insurance policies (the "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policies of their interests in the Policies. Terms used herein have the same definition as in the prospectuses for the Policies that are included in the current registration statement on Form N-6 for the Policies(2), as filed with the Securities and Exchange Commission ("SEC").

Effective following the close of business on December 31, 2009, Nationwide Life Insurance Company of America (“NLICA”) merged with and into Nationwide Life Insurance Company (“NLIC”).  Upon consummation of the merger, NLICA’s separate corporate existence ceased by operation of law, and NLIC assumed legal ownership of all of the assets of NLICA, including the separate accounts funding the flexible premium adjustable survivorship variable life insurance policies (each a “Policy”) formerly issued by NLICA, and the assets of those separate accounts.  As a result of the merger, NLIC became responsible for all liabilities and obligations of NLICA, including those created under the Policies; and the separate account that funds the benefits for your Policy, became a separate account of NLIC.  The Policies have thereby become variable life insurance policies funded by a separate account of NLIC, and each Policy Owner has become a Policy Owner of NLIC.

Certain of the Policies are issued by Nationwide Life and Annuity Insurance Company ("NLAIC"), a stock life insurance company and wholly owned subsidiary of NLIC. Pursuant to a servicing agreement between NLIC and NLAIC,  NLIC is responsible for the administration of Policies issued by NLAIC, including the administrative procedures set forth in this Memorandum. Accordingly, references in this Memorandum to NLIC may be deemed also to be references to NLAIC, as applicable.

Effective following the close of business on December 31, 2009, Nationwide Life and Annuity Company of America (“NLACA”) merged with and into Nationwide Life and Annuity Insurance Company (“NLAIC”).  Upon consummation of the merger, NLACA’s separate corporate existence ceased by operation of law, and NLAIC assumed legal ownership of all of the assets of NLACA, including the separate accounts funding the individual flexible premium adjustable variable life insurance policies (each a “Policy”) formerly issued by NLACA, and the assets of those separate accounts.  As a result of the merger, NLAIC became responsible for all liabilities and obligations of NLACA, including those created under the Policies; and the separate account that funds the benefits for your Policy, became a separate account of NLAIC.  The Policies have thereby become variable life insurance policies funded by a separate account of NLAIC, and each Policy Owner has become a Policy Owner of NLAIC.

NLIC believes its procedures meet the requirements of Rule 6e-3(T)(b)(12)(iii) and states the following:

     1.   Because of the insurance nature of the Policies and due to the requirements of state insurance laws, the procedures necessarily differ in significant respects from procedures for mutual funds and contractual plans for which the 1940 Act was designed.

     2.   In structuring its procedures to comply with Rule 6e-3(T), state insurance laws, and NLIC administrative procedures, NLIC has attempted to comply with the intent of the 1940 Act, to the extent deemed feasible.

 3.   In general, state insurance laws require that NLIC's procedures be reasonable, fair, and not discriminatory.

     4.   Because of the nature of the insurance product, it is often difficult to determine precisely when NLIC's procedures deviate from those required under Sections 22(c), 22(d), 22(e), or 27(c)(1) of the 1940 Act or Rule 22c-1 thereunder. Accordingly, set out below is a summary of the principal policy provisions and procedures that may be deemed to constitute, either directly or indirectly, such a deviation. The  summary, while comprehensive, does not attempt to treat each and every procedure or variation that might occur and does include certain procedural steps that do not constitute deviations from the above-cited sections or rule.

     (1) This rule provides an exemption for separate accounts, their investment advisers, principal underwriters (distributors), and sponsoring insurance companies from Sections 22(c), 22(d), 22(e), and 27(c)(1) of the 1940 Act, and Rule 22(c)-1 promulgated thereunder, for issuance, transfer, and redemption procedures under flexible premium variable life insurance policies to the extent necessary to comply with Rule 6e-3(T), state administrative laws, or established administrative procedures of the life insurance company. In order to qualify for the exemption, procedures must be reasonable, fair, and not discriminatory, and these must be disclosed in the registration statement filed by the separate accounts.

     (2) File Nos. 333-71763, 333-67775, 33-42133, 33-83138, 333-98629, and 333-98631. To the extent the Policies differ with regard to issuance, transfer, and redemption procedures, these differences are noted in this Memorandum. Otherwise, all references to "the Policy" refer to all Policies.

I.   PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICIES AND ACCEPTANCE OF PREMIUM

This section outlines those principal policy provisions and administrative procedures that might be deemed to constitute, either directly or indirectly, a
"purchase" transaction. Because of the insurance nature of the Policies, the procedures involved necessarily differ in certain significant respects from the purchase procedures for mutual funds and contractual plans. The chief differences revolve around the premium rate structure and the insurance underwriting (i.e., evaluation of risk) process. There are also certain policy provisions -- such as loan repayment -- which do not result in the issuance of a policy, but which require certain repayments by the owner and involve a transfer of assets supporting the policy reserve into the Separate Account.

       A. OFFER OF THE POLICIES, APPLICATION, INITIAL PREMIUM, AND ISSUANCE

Offer of the Policies. The Policies are offered and issued pursuant to underwriting standards and in accordance with state insurance laws for an initial premium determined by the owner (so long as the initial premium meets or exceeds the minimum initial premium as described below). The owner also has the flexibility to determine the frequency and the amount of additional premiums to be paid under the Policy.

Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each owner pays an initial premium and is charged certain cost of insurance rates commensurate with the insured's mortality risk as actuarially determined utilizing factors such as age, sex, and premium class.
Uniform premiums and cost of insurance rates for all insureds would discriminate unfairly in favor of those insureds representing greater risk. Although there is uniform premium or cost of insurance rate for all insureds, there is a uniform premium and cost of insurance rate for all insureds of the same age, sex, premium class, and face amount.

Application. Generally, the Policy is available for insureds between issue ages
1-85 (some products may have lower maximum issue ages). Persons wishing to purchase a Policy must complete an application and submit it to the Service
Center through a licensed life insurance agent who is appointed with NLIC and who is a registered representative of the distributor or a broker-dealer having a selling agreement with the distributor (or a broker-dealer having a selling agreement with these broker-dealers). The application must specify the name of the insured(s) and provide certain required information about the insured. The application generally is accompanied by an initial premium and designates premium allocation percentages and the beneficiary.

Initial Premium. The owner determines the amount of the initial premium, although, before full insurance coverage begins, the owner must pay at least the minimum initial premium. The minimum initial premium equals the minimum annual premium (as set forth in the Policy) multiplied by the following factor for the applicable premium billing mode: annual 1.000; semi-annual 0.500; quarterly
0.250; and monthly 0.167.

The owner will instruct in the application how the initial net premium should be allocated to the Subaccounts and/or the Guaranteed Account. Allocation
percentages must be in whole numbers and the sum of the percentages must equal
100%.

On any day that NLIC credits initial premium to a Subaccount, NLIC will convert the dollar amount of the premium into Subaccount units at the unit value for that Subaccount, determined at the end of that valuation day. The corresponding portfolio of that Subaccount determines its net asset value per each share once daily, as of the close of the regular business session of the
New York Stock Exchange ("NYSE") (usually 4:00 p.m., Eastern time), which coincides with the end of each valuation period. If NLIC credits initial premium that is received after the close of the regular business session of the
NYSE, NLIC will use the net asset value for each share of the applicable portfolio determined as of the close of the next regular business session of the
NYSE. NLIC will credit amounts to the Subaccounts only on a valuation day.

While held in the Guaranteed Account, principal is guaranteed and initial premium will be credited with interest at the current Guaranteed Account rate, which will equal at least 4% annual interest.

Face Amount. In the application, the applicant chooses a face amount and an initial premium. The initial premium chosen must be equal to or greater than the minimum initial premium for that face amount based on characteristics of the proposed insured, such as issue age, sex, and premium class. NLIC reserves the right to modify the minimum initial face amount at any time. The face amount can be increased or decreased after the first or second policy year (depending on the product), so long as the change in face amount would not disqualify the Policy as a life insurance contract under the Internal
Revenue Code of 1986, as amended (the "Code").

Receipt of Application and Underwriting. The policies will be offered and sold pursuant to established underwriting standards and in accordance with state insurance laws. The underwriting standards and premium processing practices followed by NLIC are similar to those followed in connection with the offer and sale of non-variable life insurance, modified where necessary to meet the requirements of the federal securities laws. State insurance laws prohibit unfair discrimination among owners, but recognize that premiums must be based upon factors such as age, sex, health, and occupation.

Upon receipt of an application from an applicant, NLIC will follow its underwriting procedures to determine whether the proposed insured is insurable, and will only issue the Policy if its underwriting process is complete. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed insured before a determination can be made. NLIC will return any application received with missing Regulation 60 information, incorrect agent licensing/appointment, missing signatures, or incorrect state-specific applications and forms.

The underwriting process determines the premium class to which the insured is assigned if the application is accepted. The Policy uses mortality tables that distinguish between men and women; as a result, the Policy in effect pays different benefits to men and women of the same age. NLIC currently places insureds in the following standard premium classes:

     o    Nonsmoker;

     o    Smoker (for certain products); and

     o    Preferred

The nonsmoker designation is not available for insureds under attained age 21, but shortly before an insured attains age 21, NLIC may notify the insured about possible classification as a nonsmoker and change in premium class. If the insured does not qualify as a nonsmoker or does not respond to the notification, cost of insurance rates will remain as shown in the Policy. However, if the insured does respond to the notification and qualifies as a nonsmoker, the cost of insurance rates will be changed to reflect the nonsmoker classification.

In setting its cost of insurance rates, NLIC will take into consideration actuarial estimates of death and surrender benefits, premium payments, expenses, investment experience, and an amount to be contributed to NLIC's surplus. In addition, the cost of insurance will depend upon the face amount of the Policy and the age and sex of the person insured. Lower cost of insurance rates will be charged for nonsmokers who are at least 21 years of age and who are standard risks in other respects. Preferred insureds generally will incur lower cost of insurance rates than insureds who are classified as nonsmokers.

NLIC also places insureds in premium classes with extra ratings, which involve a higher mortality risk and higher charges. In an otherwise identical Policy, an insured in a standard class will have a lower cost of insurance rate than an insured in a class with extra ratings.

NLIC reserves the right to modify its underwriting requirements at any time.
NLIC also reserves the right to reject an application for any reason permitted by law. If an application is rejected, any premium received will be returned, without interest.

Temporary Insurance Coverage. Before full insurance coverage takes effect, the owner may receive temporary insurance coverage, subject to NLIC's underwriting rules and Policy conditions, if: (1) the owner answered "no" to the health questions in the temporary insurance agreement; (2) the owner paid the minimum initial premium when the application was signed; and (3) the application was dated the same date as, or earlier than, the temporary insurance agreement.
Temporary insurance coverage will take effect as of the date of the temporary insurance agreement, and will not exceed the lesser of: (1) the face amount applied for, including term insurance riders; or (2) $500,000.

If temporary insurance does not take effect under these conditions, then no insurance coverage shall take effect unless and until the underwriting process has been completed, the application has been approved, the minimum initial premium has been paid, and there has been no change in the insurability of any proposed insured since the date of application.

Temporary life insurance coverage terminates automatically, and without notice, on the earliest of: (1) 5 days from the date NLIC mails notification of termination of coverage; (2) the date that full insurance coverage takes effect under the Policy; (3) the date a policy, other than the Policy applied for, is offered to the owner; or (4) the 90th day from the date of the temporary agreement. Temporary life insurance coverage is void if the application contains any material misrepresentation. Benefits will also be denied if any proposed insured commits suicide.

Policy Issuance. NLIC will issue a Policy only if the underwriting process has been completed (i.e., NLIC receives evidence of insurability that satisfies its underwriting standards), the application in good order has been approved, and the proposed insured is alive and in the same condition of health as described in the application. However, full insurance coverage will take effect only if the minimum initial premium also has been paid. A change in the health status of the insured after full insurance coverage begins will not affect insurance coverage. Further, the failure of the owner to return a policy delivery receipt will not interrupt or terminate coverage.

If the minimum initial premium is received by the date the Policy is issued,
NLIC begins deducting monthly charges from policy account value. This is generally the policy issue date, which is shown on the Policy's specifications page. The policy issue date also represents the commencement of the suicide and contestable periods.

If the minimum initial premium is not received by the date the Policy is issued,
NLIC will not begin deducting monthly charges from policy account value until the minimum initial premium is received and full insurance coverage begins. At that time, charges will be deducted retroactively from the policy issue date.

If the minimum initial premium is not received within 120 days after the policy issue date, the Policy will be terminated.

Although the policy date is generally the same as the policy issue date, NLIC and the owner may agree to set a policy date different from the policy issue date, subject to state approval. However, the policy date may not be more than 6 months prior to the policy issue date. The policy date is also the date used to determine policy anniversaries, policy processing days, and policy years, as well as the attained age of the insured (i.e., attained age is the issue age plus the number of full policy years since the policy date).

A Policy may be issued pending receipt of an amendment to the application. Full insurance coverage will begin (assuming receipt of the minimum initial premium), but if the signed amendment is not received within 90 days from the policy issue date, insurance coverage is "backed off." The insured is notified and all premium payments are returned in full (without return of any possible gain).

On the policy issue date or upon receipt of the minimum initial premium, whichever is later, NLIC allocates the initial premium, minus the premium expense charge and monthly deduction, either to: (1) the Money Market
Subaccount, or to (2) the Guaranteed Account and/or the Subaccounts selected in the application, depending on the laws of the state governing the Policy
(usually the state where the insured resides). If the applicant's state requires
NLIC to return all premium (less any partial withdrawals and indebtedness) in the event the free look right is exercised, NLIC will allocate to the Money
Market Subaccount any premium(s) requested to be allocated to Subaccounts which are received at the Service Center within 15 days from the later of: (1) the policy issue date, or (2) the date the minimum initial premium is received.
After this 15-day period ends, the value in the Money Market Subaccount is allocated among the Subaccounts as indicated in the application. NLIC invests all net premiums paid thereafter based on the allocation percentages then in effect.

Tax-Free Exchanges (1035 Exchanges). NLIC will accept initial premium from one or more contracts insuring the same insured that qualify for a tax-free exchange under Section 1035 of the Code. Upon receipt of an application and assignment of the existing insurance from the applicant to NLIC, NLIC will begin the underwriting process. Once the underwriting process has been completed and the application has been approved, NLIC will submit a written request to the existing insurer requesting surrender of the existing insurance and payment of that insurance's cash value. Upon receipt of the initial premium, full insurance coverage will take effect.

        B.  ADDITIONAL PREMIUMS

Prior to the final policy date (the policy anniversary nearest insured's attained age 100), the owner may pay additional premiums at any time. Additional premium payments generally may not be less than $20-25 (depending on the product), and NLIC reserves the right to increase this minimum for NLIC
Options Premier, NLIC Options Elite, NLAIC Options Premier, NLAIC Options
Elite, and NLAIC Options VL up to $500 after 90 days written notice to owners.
NLIC may limit or refund any premium or portion of a premium if: (1) the premium would disqualify the Policy as a life insurance contract under the Code;

(2) the premium is less than the minimum additional premium payment required; or
(3) the premium would increase the net amount at risk (unless the owner provides
NLIC with satisfactory evidence of insurability).

The owner may schedule planned periodic premiums quarterly, semiannually, or annually for which NLIC will send a reminder notice. The address for payment, which is generally not the same address as the Service Center, is enclosed with the notice (although additional premium payments are also accepted at the
Service Center). The owner is not required to pay the planned periodic premiums and may change their frequency and amount at any time; the Policy will not lapse if: (1) during the first 2-5 policy years (depending on the product), the premiums paid (less any indebtedness and partial withdrawals) equal or exceed the minimum guarantee premium; (2) after the first 2-5 policy years (depending on the product), the net cash surrender value is sufficient to cover the monthly deductions and other charges under the Policy; or (3) the owner purchases the
Guaranteed Minimum Death Benefit Rider (available only for NLIC Options Premier and NLAIC Options Premier) and meets certain conditions.

An owner may also pay additional premiums by automatic deduction from a bank account or other source pursuant to an automatic payment plan or by any method
NLIC deems acceptable. NLIC will also accept additional premium payments by wire transfer. Except in New York, if the owner has an outstanding loan, NLIC will treat any payment made as a loan repayment unless the owner provides written notice for the payment to be treated as a premium payment.

On any day that NLIC credits additional premiums to a Subaccount, NLIC will convert the dollar amount of the premium into Subaccount units at the unit value for that Subaccount, determined at the end of that valuation day. The corresponding portfolio of that Subaccount determines its net asset value per each share once daily, as of the close of the regular business session of the
NYSE (usually 4:00 p.m., Eastern time), which coincides with the end of each valuation period. If NLIC credits additional premiums that are received after the close of the regular business session of the NYSE, NLIC will use the net asset value for each share of the applicable portfolio determined as of the close of the next regular business session of the NYSE. NLIC will credit amounts to the Subaccounts only on a valuation day.

While held in the Guaranteed Account, principal is guaranteed and additional premium will be credited with interest at the current Guaranteed Account rate, which will equal at least 4% annual interest.

NLIC will allocate additional net premium according to current premium allocation instructions, unless otherwise specified. An owner may change the allocation instructions for additional net premiums without charge by providing
NLIC with written notice. Any change in allocation instructions will be effective on the valuation date NLIC records the change. Allocation percentages must be in whole numbers and the sum of the percentages must equal 100%.

        C.  PAYMENT OF PLANNED PERIODIC PREMIUMS UNDER AUTOMATIC PREMIUM PLAN

Premiums may be paid monthly under an automatic payment plan ("APP") if the owner authorizes NLIC to withdraw premiums automatically from the owner's bank account or other source each month. The premiums are paid either through
"checks" drawn on the owner's account or via electronic funds transfer. For all owners who elect APP, gross premiums will be drafted from the bank account or other source on the same date of each month (except if this date falls on a weekend day or holiday, in which case, gross premiums ordinarily will be drafted on the next following business day). Unless otherwise specified, this date will be the 15th day of the month, and cannot be the 29th, 30th, or 31st day. Net premiums will be credited to the Policy three business days following the draft date, and allocated to the Subaccounts and/or the Guaranteed Account on the day
the funds are available to NLIC.

         D.       REFUND OF EXCESS PREMIUMS FOR MODIFIED ENDOWMENT CONTRACTS

At the time a premium is credited which would cause the Policy to become a modified endowment contract ("MEC"), NLIC will notify the owner that, unless the owner requests a refund of the excess premium, the Policy will become a MEC.
The owner will have 30 days after receiving such notice to request the refund.
The excess premium paid (including any interest or earnings on the excess premium) will be returned to the owner upon receipt by NLIC of the request. The policy account value attributable to the excess premium (including any interest or earnings on the excess premiums) will be deducted from the Subaccounts and/or the Guaranteed Account in the same proportion as the premium was initially allocated to the Subaccounts and/or the Guaranteed Account and as if the premium had never been made.

         E.       REINSTATEMENT

A Policy not surrendered may be reinstated at any time within three years after the end of the grace period, and prior to the final policy date, so long as the insured is alive. To reinstate, the owner generally must submit to the Service
Center a written notice requesting reinstatement, evidence of insurability satisfactory to NLIC, and payment of an amount sufficient to keep the Policy in force for at least three months after the date of reinstatement. The effective date of reinstatement is the first policy processing day on or next following the date the application for reinstatement is approved. Upon reinstatement, the policy account value will be based upon the premium paid to reinstate the
Policy, and the Policy will be reinstated with the same policy date as the
Policy had prior to the lapse.

         F.       REPAYMENT OF LOAN

Repayment of Loan Amount. A loan made under the Policy may be repaid while the insured is living and the Policy is in force with an amount equal to the monies borrowed plus accrued interest at a fixed annual rate of 6%-8%, depending on the
Policy. Loan repayments will be credited as of the date received. The address for repayment, which is generally not the same address as the Service Center, is enclosed with the loan repayment notice.

Allocation of Repayment of Loan Amount. Repayments up to the amount of the outstanding loan will be allocated from the Loan Account back to the Subaccounts and/or the Guaranteed Account according to the pro rata basis upon which NLIC originally transferred the loan collateral from these accounts. NLIC will allocate any repayment in excess of the amount of the outstanding loan to the
Subaccounts and/or the Guaranteed Account based on the amount of interest due on the portion of the outstanding loan allocated to each such account. NLIC will transfer earned loan interest to the Subaccounts and/or the Guaranteed Account and recalculate collateral when loan interest is paid or added to the loaned amount, when a loan repayment is made, and when a new loan is made.

II.      TRANSFERS

         A.       TRANSFERS AMONG THE SUBACCOUNTS AND THE GUARANTEED ACCOUNT

An owner or authorized third party may transfer between and among the
Subaccounts and the Guaranteed Account (subject to certain restrictions) 12 times a year without charge. NLIC processes transfers based on unit values determined at the end of the valuation day when NLIC receives the transfer request. Because the corresponding portfolio of any Subaccount determines its net asset value per each share once daily, as of the close of the regular business session of the NYSE (usually 4:00 p.m., Eastern time), which coincides with the end of each valuation period, NLIC will process any transfer request received after the close of the regular business session of the NYSE using the net asset value for each share of the applicable portfolio determined as of the close of the next regular business session of the NYSE.

The amount transferred must be at least $1,000 (or the entire value in the
Subaccount or Guaranteed Account, if smaller). A $25 transfer charge will be deducted from the amount transferred for the 13th and each additional transfer in a policy year. All transfers included in a request are treated as one transfer transaction. Transfers due to dollar cost averaging, automatic asset rebalancing, loans, the exchange privilege, the special transfer right, change in Subaccount investment policy, or the initial reallocation of account values from the Money Market Subaccount do not count as transfers for the purpose of assessing the transfer charge.

An owner or authorized third party may make one transfer out of the Guaranteed
Account within 30 days prior to or following each policy anniversary. The amount transferred may not exceed 25% of the Guaranteed Account value. However, for
NLIC Options Premier, NLIC Options Elite, NLAIC Options Premier, NLAIC Options
Elite, and NLAIC Options VL, if the Guaranteed Account value is less than
$1,000, the entire Guaranteed Account value may be transferred. If NLIC receives a request for this transfer within 30 days prior to the policy anniversary, the transfer will be made as of the policy anniversary. If this request is received within 30 days after the policy anniversary, the transfer will be made as of the date the request is received.

To the extent permitted by law, NLIC reserves the right not to process transfer requests if a pattern of excessive trading (including short-term "market timing"
trading) by an owner or the owner's agent develops. If transfer requests are not processed, these requests will not be counted as transfers for purposes of determining the number of free transfers executed. We will notify the requestor in a timely manner of any actions we take to restrict his or her ability to make transfers.

         B.       DOLLAR COST AVERAGING

An owner or authorized third party may elect to participate in a dollar cost averaging program in the application or by completing an election form. Dollar cost averaging ("DCA") permits a systematic and automatic transfer, on a monthly basis, of specified dollar amounts from any selected Subaccount to any other
Subaccount(s) or the Guaranteed Account. Each month on the policy processing day, NLIC will automatically transfer equal amounts (minimum $500) from the chosen Subaccount to the designated "target accounts" in the percentages selected. An owner may have multiple target accounts.

To participate in dollar cost averaging, the owner or authorized third party must elect a period of time and place the following minimum amount in any one
Subaccount: 6 months ($3,000), 12 months ($6,000), 18 months ($9,000), 24 months
($12,000), 30 months ($15,000), and 36 months ($18,000).

The DCA program starts on the first policy processing day after the later of:
(1) the policy date; (2) the end of the 15-day period when premiums have been allocated to the Money Market Subaccount; or (3) when the value of the chosen
Subaccount equals or exceeds the greater of: (a) the minimum amount stated
above; or (b) the amount of the first monthly transfer. The DCA program ends if:
(1) the owner or authorized third party cancels the program (in writing); (2) the value in the chosen Subaccounts is insufficient to make the transfer; (3) the specified number of transfers has been completed; or (4) the Policy enters the grace period.

NLIC will provide written notice confirming each transfer and when the program has ended. There is no additional charge for dollar cost averaging. A transfer under this program is not considered a transfer for purposes of assessing the transfer fee. NLIC may modify, suspend, or discontinue the dollar cost averaging program at any time upon 30 days' written notice to the owner. An owner cannot choose dollar cost averaging if he or she is participating in the automatic asset rebalancing program or if a policy loan is outstanding.

         C.       AUTOMATIC ASSET REBALANCING

NLIC offers an automatic asset rebalancing program under which it will automatically transfer amounts quarterly or annually to maintain a particular percentage allocation among the Subaccounts. Policy account value allocated to each Subaccount will grow or decline in value at different rates. The automatic asset rebalancing program automatically reallocates the policy account value in the Subaccounts at the end of each quarterly or annual period to match the
Policy's currently effective premium allocation schedule. The automatic asset rebalancing program will transfer policy account value from those Subaccounts that have increased in value to those Subaccounts that have declined in value
(or not increased as much). Policy account value in the Guaranteed Account is not available for this program.

To participate in the program, an owner or authorized third party must elect this feature in the application or after issue by submitting an automatic asset rebalancing request form to the Service Center. The owner must have a minimum policy account value of $1,000. There is no additional charge for the automatic asset rebalancing program. Any reallocation that occurs under the automatic asset rebalancing program will not be counted towards the 12 "free" transfers allowed during each policy year. This program will end if: (1) the total value in the Subaccounts is less than $1,000; (2) the owner or authorized third party makes a transfer; (3) the owner or authorized third party makes a change to the current premium allocation instructions; or (4) the owner or authorized third party cancels the program (in writing). NLIC may modify, suspend, or discontinue the automatic asset rebalancing program at any time. An owner cannot choose automatic asset rebalancing if he or she is participating in the dollar cost averaging program.

         D.       TRANSFER ERRORS

In accordance with industry practice, NLIC will establish procedures to address and to correct errors in amounts transferred among the Subaccounts and the
Guaranteed Account, except for de minimis amounts. NLIC will correct non-de minimis errors it makes and will assume any risk associated with the error.
Owners will not be penalized in any way for errors made by NLIC.

III.     REDEMPTIONS

This section outlines those procedures that differ in certain significant respects from redemption procedures for mutual funds and contractual plans.
NLIC's policies provide for the payment of monies to an owner or beneficiary upon presentation of a Policy. The principal difference between NLIC's
"redemption" procedures and those in a mutual fund or contractual plan context is that the payee will not receive a pro rata or proportionate share of the
Separate Account's assets within the meaning of the 1940 Act. The amount received by the payee will depend upon the particular benefit for which the
Policy is presented including, for example, the net cash surrender value or part thereof, or proceeds at death. There are also certain Policy provisions - such as the loan privilege - under which the Policy will not be presented to NLIC, but which will affect the owner's benefits and involve a transfer of the assets supporting the policy reserve out of the Separate Account. Finally, state insurance laws may require that certain requirements be met before NLIC is permitted to make payments to the payee.

         A.       SURRENDERS

Requests for Surrender. An owner may surrender the Policy for its net cash surrender value at any time before the final policy date while the insured is living and the Policy is in force. The net cash surrender value is equal to: (1)
the policy account value as of the date of surrender; minus (2) any surrender charge or additional surrender charge; minus (3) any indebtedness (i.e., the total amount of all outstanding policy loans, including both principal and interest due). The net cash surrender value is determined at the end of the valuation period when the surrender request is received. The surrender is effective on the valuation date NLIC receives the request in good order. NLIC will make the payment of the net cash surrender value out of its general account and, at the same time, transfer assets from the Separate Account and/or the
Guaranteed Account to the general account in an amount equal to the portion of the policy account value in the Separate Account and/or the Guaranteed Account.
The Policy generally cannot be reinstated after it is surrendered.
NLIC will ordinarily pay the net cash surrender value in a lump sum within 7 calendar days after receipt, at the Service Center, of a completed and signed surrender form and a signed written request for surrender. Instead of a lump sum, an owner may elect to apply all or a portion of the proceeds under one of the non-variable payment options described in the Policy or, with the approval of NLIC, a combination of options. The election may be made by the owner during his or her lifetime, or, if no election is in effect at his or her death, by the beneficiary. An option in effect at death may not be changed to another form of benefit after death. The non-variable settlement options are subject to the restrictions and limitations set forth in the Policy.

Surrender Charges. See Appendix A for a description of surrender charges by product.

Restoration of Surrendered Policies Without Underwriting

Pursuant to established administrative procedures to meet the requirements of state insurance law regarding the restoration of replaced policies, in the event of restoration of any Surrendered Policy without underwriting within a sixty day period of the date of Surrender, Nationwide will restore the policy as if it had remained in force the entire time.  As a result backward pricing of the amount restored will occur, again as of the date of the Surrender, and the Policy will be treated as if it had remained in force for all purposes.

This pricing practice is part of established administrative procedure intended to permit Policy owners to restore coverage in compliance with state law requirements without incurring any applicable Surrender charge and/or having to submit to underwriting and to treat comparable Policy restorations (i.e. those for which no
Surrender charges or underwriting requirements will be imposed) in the same manner for consistency of administration and equality of treatment.

If the Policy owner requests that Nationwide restore a Policy, Nationwide will process a restoration as of the date the Surrender occurred.  Nationwide purchases shares on the date the restoration is processed using the Surrender values as of the date of the
Surrender to determine the number of new shares to purchase.  The Accumulation Units in the Sub-accounts of the Policy being restored are then restored as of a date of their cancellation.  The difference, whether a gain or loss, between the value of the Sub-account on the date of the Surrender and the date of restoration is borne by Nationwide and is not passed on to any other Policy owner in the separate account.

Note:  New York Regulation 60 (11 NYCRR § 51.6(d)) requires, in pertinent part:

"During this [sixty day] period, an insurer whose policy or contract has been replaced shall reinstate or restore, without underwriting or a new contestable or suicide period, such policy or contract as of the date of replacement, upon receipt by the insurer whose policy or contract has been replaced of: (1) written Proof that the replacement policy or contract has been canceled, including the date of cancellation; (2) any funds, previously released under such replaced policy or contract; and (3) any premium or consideration due on the original policy or contract which shall be calculated from the paid-to-date. The insurer whose policy or contract has been replaced shall reinstate or restore the original policy or contract to its former status to the extent possible and in accordance with its published reinstatement rules to the extent such rules are not inconsistent with the provisions of this Part. [bolding and italics added]

         B.       PARTIAL WITHDRAWALS

After the first policy year but before the final policy date, an owner may make a written request for a partial withdrawal of net cash surrender value if the insured is alive and the Policy is in force. The minimum amount of a partial withdrawal is $1,500. NLIC will process the partial withdrawal at the unit values next determined after receipt of the withdrawal request at the Service
Center, and will ordinarily pay the withdrawal within 7 calendar days after such receipt. A $25 partial withdrawal charge will be deducted from the remaining policy account value for each withdrawal. The surrender charge described in
Appendix A does not apply to partial withdrawals.

The owner can specify the Subaccount(s) from which to make the partial withdrawal, but may not specify that the partial withdrawal be deducted from the
Guaranteed Account. If the owner does not make a specification, the amount of the withdrawal and the partial withdrawal charge will be deducted based on the proportion that the Guaranteed Account value and the value in the Subaccounts bear to the total unloaned policy account value. NLIC will not allow a partial withdrawal if the partial withdrawal would reduce the face amount below the minimum face amount or would cause the Policy to fail to qualify as life insurance under tax laws and regulations.

If Death Benefit Option A is in effect, NLIC will reduce the face amount by the amount of the partial withdrawal (including the partial withdrawal charge). Any decrease in face amount due to a partial withdrawal will first reduce the most recent increase in face amount, then the next most recent increases in succession, and lastly, the initial face amount. If the owner purchased an
Additional Insurance Benefit rider, partial withdrawals first decrease the
Policy's face amount (beginning with the most recent increase, then the next most recent increases in succession, and then the initial face amount) and then the rider coverage amount.

         C.       DEATH CLAIMS

                  1.       Standard Death Benefit

Payment of Insurance Proceeds. As long as the Policy is in force, NLIC will ordinarily pay insurance proceeds to the beneficiary within 7 calendar days after receipt, at the Service Center, of a certified death certificate, the claimant's statement signed by the beneficiary, and any other requirements necessary to make payment (such as the Policy). NLIC will pay the insurance proceeds out of its general account, and will transfer assets from each
Subaccount to the general account in an amount equal to the value in that

Subaccount. Generally, NLIC determines the amount of payment from the Separate
Account as of the date of death.

NLIC will pay the proceeds in a lump sum unless the owner has selected a settlement option. If the beneficiary dies before the insured, NLIC will pay the insurance proceeds in a lump sum to the insured's estate. If all or part of the insurance proceeds are paid in one sum, NLIC will pay interest on this sum at the annual rate of 3% or any higher rate as required by applicable state law from the date of the insured's death to the date NLIC makes payment.

Insurance Proceeds.  Insurance proceeds equal:

     o    The death benefit (described below); plus

     o    Any additional insurance provided by rider; minus

     o    Any unpaid monthly deductions; minus

     o    Any outstanding indebtedness.

Insurance proceeds may also reflect interest from the date of death to the date of payment. NLIC may further adjust the amount of insurance proceeds under certain circumstances, such as if material misstatements were made in an application. If the insured's ISSUE age or sex was stated incorrectly in the application, NLIC will adjust the death benefit and the amount of any benefits provided by rider to the amount that would have been payable at the correct age and sex based on the most recent deduction. NLIC will not adjust the policy account value.

If the insured dies by suicide (sane or insane) within 2 years from the policy issue date, the Policy will terminate and NLIC will pay the beneficiary the sum of all premiums paid, less any indebtedness, and less any partial withdrawals.

If the insured dies by suicide (sane or insane) within 2 years of the effective date of a policy change that increases the death benefit, the Policy will terminate and NLIC's liability with respect to the amount of increase will be limited to the sum of monthly deductions for the cost of insurance attributable to such increase, and the expense charge for the increase which was deducted from the policy account value.

Death Benefit Options. There are two Death Benefit Options available under the
Policy. Under Death Benefit Option A, the death benefit is equal to the greater of: (1) the face amount; or (2) the policy account value on the valuation day on or next following the date of death times an applicable percentage for the insured's attained age. Under Death Benefit Option B, the death benefit is equal to the greater of: (1) the face amount plus the policy account value on the valuation day on or next following the date of death; or (2) the policy account value on the valuation day on or next following the date of death times an applicable percentage for the insured's attained age.

Change in Death Benefit Option. The Death Benefit Option is chosen at the time of application for the Policy. While the Policy is in force, after the first or second policy year or 12 months after a face amount increase (depending on the product), the owner may request, in writing, a change in Death Benefit Option without any additional charge. For NLIC Options Plus only, the Death Benefit must be the face amount (if Option A is in effect) or the face amount plus the policy account value (if Option B is in effect).

NLIC may require the owner to return the Policy. The change will be effective as of the policy processing day on or next following the date NLIC approves the request. The change does not require evidence of insurability. If the owner changes from Option A to B, NLIC will decrease the face amount (beginning with the most recent increase, then the next most recent increases in succession, and then the initial face amount) and then any applicable rider coverage amounts by the policy account value on the effective date of the change. If the owner changes from Option B to A, NLIC will increase the face amount by the policy account value on the effective date of the change. No surrender charge or expense charge will be imposed for a decrease or increase in face amount resulting from the change.

NLIC will not permit any change that would result in the Policy being disqualified as a life insurance contract under Section 7702 of the Code. NLIC also will not permit a change if the face amount or applicable rider coverage amount would be reduced to less than the minimum initial face amount or minimum amount in which the Policy or applicable rider could be issued.

Change in Face Amount. The owner may request an increase or decrease in the face amount after the first or second policy year (depending on the product) by completing an application for change. NLIC may also require the owner to return the Policy. The minimum amount of any increase or decrease is $25,000, and the face amount may not have been increased during the prior 12 months. If approved, the change will be effective as of the policy processing day on or next following the date of approval (assuming NLIC has received any premium necessary to make the change), and new policy schedule pages will be issued. If the change is not approved, the Policy will remain as is.

Evidence of insurability is required to increase the face amount and the insured's attained age must be 75 or less. On the effective date of an increase, and taking the increase into account, the net cash surrender value must be equal to the monthly deductions then due and the charge for the increase. If not, the increase will not occur until the owner pays sufficient additional premium to increase the net cash surrender value. Increasing the face amount during the first 2-5 policy years (depending on the product) will increase the minimum guarantee premium. Increasing the face amount will also increase the monthly cost of insurance charges.

NLIC uses a special method to allocate a portion of the existing policy account value to an increase in face amount and to allocate subsequent premium payments between the initial face amount and the increase. NLIC allocates the policy account value according to the ratio between the guideline annual premium for the initial face amount and the guideline annual premium for the total face amount on the effective date of the increase (before any deductions are made).
NLIC allocates premium payments made on or after the effective date of the increase between the initial face amount and the increase using the same ratio as is used to allocate the policy account value. In the event that there is more than one increase in face amount, guideline annual premiums for each increment of face amount are used to allocate policy account values and subsequent premium payments among the various increments of face amounts.

A decrease in face amount generally will decrease the cost of insurance charges.
For purposes of determining the cost of insurance charge and any surrender charge, any decrease will first be used to reduce the most recent increase, then the next most recent increases in succession, and then the initial face amount.
After a decrease, the face amount may not be less than the minimum initial face amount.

NLIC will not permit any change that would result in the Policy being disqualified as a life insurance contract under Section 7702 of the Code.

Charge for Change in Face Amount. For a decrease in face amount, a surrender charge and/or additional surrender charge may be applied (as discussed in
Appendix A).

For a face amount increase, NLIC will deduct a charge of $60 plus $0.50 per
$1,000 face amount increase (but not greater than $750) from the policy account value on the effective date of the increase for NLIC Options Premier, NLIC
Options Elite, NLAIC Options Premier, and NLAIC Options Elite. NLIC may
increase this charge to a maximum of $60 plus $3.00 per $1,000 face amount increase. NLIC does not guarantee a $750 limit if it increases this charge.

For NLIC Options Plus, NLIC will deduct a charge of $50 plus $1.00 per $1,000 face amount increase from the policy account value on the effective date of the increase. NLIC may increase this charge to a maximum of $50 plus $3.00 per
$1,000 face amount increase.

For NLAIC Options VL, NLIC will deduct a charge of $100 plus $1.00 per $1,000 face amount increase from the policy account value on the effective date of the increase. NLIC may increase this charge to a maximum of $100 plus $3.00 per
$1,000 face amount increase.

The face amount increase charge will be deducted from the Subaccounts and/or the
Guaranteed Account based on the allocation schedule for monthly deductions in effect at the time of the increase.

                  2.       Long-Term Care Riders

THIS SECTION IS ONLY APPLICABLE TO NLIC OPTIONS PREMIER, NLIC OPTIONS ELITE,
NLAIC OPTIONS PREMIER, AND NLAIC OPTIONS ELITE

NLIC offers three optional supplemental long-term care benefit riders:

     o    The Long-Term Care Acceleration Benefit Rider ("LTC Acceleration
          Rider")

     o    The Long-Term Care Waiver Benefit Rider ("LTC Waiver Rider")

     o    The Long-Term Care Extended Insurance Benefit Rider ("LTC Extended
          Rider")

If the owner adds the LTC Acceleration Rider to the Policy, the LTC Waiver Rider
must be added, and the LTC Extended Rider may also be added. The owner cannot add the LTC Waiver Rider or LTC Extended Rider alone. These riders have not been approved in all states, and the terms of the riders may vary from state-to-state.

Long-Term Care Acceleration Benefit Rider. The LTC Acceleration Rider provides for periodic payments to the owner of a portion of the death benefit if the insured becomes "chronically ill" so that the insured: (1) is unable to perform at least 2 activities of daily living without substantial human assistance for a period of at least 90 days due to a loss of functional capacity; or (2) requires substantial supervision to protect the insured from threats to health and safety due to his or her own severe cognitive impairment. Benefits under this rider will not begin until NLIC receives proof that the insured is chronically ill and 90 calendar days have elapsed since receiving "qualified long-term care service" as this term is defined in the rider, while the Policy was in force
(the "elimination period"). The owner must continue to submit periodic evidence of the insured's continued eligibility for rider benefits.

NLIC determines a maximum amount of death benefit that NLIC will pay for each month of qualification. This amount, called the "Maximum Monthly Benefit," is the acceleration death benefit, as defined in the rider, divided by the minimum months of acceleration benefits stated in the policy schedule. The actual amount of any benefit is based on the expense incurred by the insured, up to the
Maximum Monthly Benefit, for each day of qualified long-term care service in a calendar month. Certain types of expenses may be limited to a stated percentage of the Maximum Monthly Benefit. Expenses incurred during the elimination period, however, are excluded from any determination of a benefit. Each benefit payment reduces the remaining death benefit under the Policy, and causes a proportionate reduction in the face amount, policy account value, and surrender charge. If the owner has a policy loan, NLIC will use a portion of each benefit to repay indebtedness. NLIC will recalculate the Maximum Monthly Benefit if the owner makes a partial withdrawal of policy account value, and for other events described in the rider.

Before NLIC begins paying any benefits, NLIC will transfer all policy account value from the Separate Account to the Guaranteed Account. In addition, the owner will not be permitted to transfer policy account value or allocate any additional premiums to the Separate Account while rider benefits are being paid.
The owner's participation in any of the automatic investment plans (such as dollar cost averaging) will also be suspended during this period. If the death benefit on the Policy is Option B, NLIC will change it to Option A. If the insured no longer qualifies for rider benefits, is not chronically ill, and the
Policy remains in force, the owner will be permitted to allocate new premiums or transfer existing policy account value to the Separate Account, and to change the death benefit option. NLIC will waive restrictions on transfers from the
Guaranteed Account to the Separate Account in connection with such transfers.

Long-Term Care Waiver Benefit Rider. After the elimination period noted above, the LTC Waiver Rider provides for the payment of monthly premiums (equal on an annual basis to the minimum annual premium specified on the policy schedule) up to the date specified in the policy schedule, and the waiver of monthly deductions after that date. This rider also provides a residual death benefit.

Long-Term Care Extended Insurance Benefit Rider. Following the full payment of the acceleration death benefit provided under the LTC Acceleration Rider, the
LTC Extended Rider provides for periodic reimbursements of expenses incurred for
"qualified long-term care services," as this term defined in the rider. There is no new elimination period under this rider if benefits are continuous. The owner must continue to submit periodic evidence of the insured's eligibility for rider benefits.

NLIC determines a maximum amount of benefit that NLIC will pay for each month of qualification. This amount, called the "Maximum Monthly Benefit," is the rider coverage amount divided by the minimum months of acceleration benefits shown on the policy schedule. The actual amount of any benefit is based on the expense incurred by the insured, up to the Maximum Monthly Benefit, for each day of qualified long-term care service in a calendar month. Certain types of expenses may be limited to a stated percentage of the Maximum Monthly Benefit.
The LTC Extended Rider also offers an optional nonforfeiture benefit and an optional inflation benefit.

Charges for the Riders. The LTC Acceleration Rider imposes a monthly charge on the net amount at risk under the Policy. This charge is at a rate that varies based on the attained age and sex of the insured, and increases annually as the insured ages. NLIC may increase the rates for this charge on a class basis.
Once NLIC begins to pay benefits, the LTC Acceleration Rider waives this charge until the insured no longer qualifies for rider benefits and is not chronically ill.

The LTC Waiver Rider imposes a monthly charge on the net amount at risk under the Policy. This charge is at a rate that varies based on the attained age and sex of the insured, and increases annually as the insured ages.

The LTC Extended Rider imposes a monthly charge on the coverage amount of the rider. This charge is level for the duration of the rider and based on the attained age of the insured when the rider is issued. If the owner increases the rider coverage amount, a new charge based on the attained age of the insured at that time will apply to the increase. NLIC may increase the rates for this charge on a class basis. Once NLIC begins to pay benefits under the LTC
Acceleration Rider, NLIC waives this charge until the insured no longer qualifies for benefits under the LTC Acceleration Rider or the LTC Extended
Rider and is not chronically ill.

Termination of the Riders. The LTC Acceleration Rider will terminate when the acceleration death benefit is zero, the Policy terminates, or the owner requests to terminate the rider. The LTC Waiver Rider will terminate when the Policy terminates (other than as a result of the complete payment of the death benefit through acceleration payments under the LTC Acceleration Rider), the LTC
Acceleration Rider terminates (other than as a result of the complete payment of the death benefit through acceleration payments), or on the policy anniversary when the insured's attained age is 100. The LTC Extended Rider will terminate when benefits under the rider have been fully paid, when the Policy terminates
(other than as a result of the complete payment of the death benefit through acceleration payments under the LTC Acceleration Rider), the LTC Acceleration
Rider terminates (other than as a result of the complete payment of the death benefit through acceleration payments), or the owner request to terminate the rider.

                  3.       Accelerated Death Benefit Rider

The Accelerated Death Benefit Rider ("ADB Rider") allows the owner to receive an accelerated payment of part of the Policy's death benefit under certain conditions. Accelerated payments may be permitted due to terminal illness, where the insured develops a non-correctable medical condition that is expected to result in his or her death within 12 months. For NLIC Options Plus, NLIC
Options Elite, NLAIC Options Elite and NLAIC Options VL, as well as for NLIC
Options Premier and NLAIC Options Premier Policies issued before April 9, 2001, accelerated payments also may be permitted if the insured has been permanently confined to a nursing care facility (as defined in the ADB rider) for at least
180 consecutive days and is expected to remain in such a facility for the remainder of his or her life. There are no restrictions on the use of the benefit.

There is no additional charge for this rider. However, an administrative charge, currently $100 and not to exceed $250, will be deducted from the accelerated death benefit amount. The owner may add the ADB Rider to the Policy at issue if satisfactory additional evidence of insurability is provided to NLIC. The ADB
Rider has not been approved in all states, and the terms of the ADB rider may vary from state-to-state.

The ADB rider provides for a minimum accelerated death benefit payment of
$10,000 and a maximum benefit payment equal to 75% of the "eligible death benefit" less 25% of any indebtedness. The eligible death benefit is the insurance proceeds payable under the Policy if the insured died at the time
NLIC approves a claim for an accelerated death benefit, minus: (1) any premium refund payable at death if the insured died at that time; and (2) any insurance payable under the terms of any other rider. (For NLIC Options Plus, any dividend accumulations, dividends due and not paid, and dividends payable at death are also subtracted.) The ADB rider also restricts the total of the accelerated death benefits paid from all life insurance policies issued to the owner by NLIC and its affiliates to $250,000. NLIC may increase this $250,000 maximum to reflect inflation.

Payments Under the ADB Rider. The owner may submit written notice to request the accelerated death benefit. The owner may only request the accelerated death benefit once, except additional accelerated death benefits may be requested to pay premiums and policy loan interest. The owner may elect to receive the accelerated death benefit as a lump sum or in 12 or 24 equal monthly installments. If installments are elected and the insured dies before all of the payments have been made, the present value (at the time of the insured's death)
of the remaining payments and the remaining insurance proceeds at death under the Policy will be paid to the beneficiary in a lump sum.

To receive an accelerated death benefit payment, the Policy must be in force and the owner must submit written notice, "due proof of eligibility," and a completed claim form to NLIC. Due proof of eligibility means a written certification in a form acceptable to NLIC from a treating physician stating that the insured has a terminal illness or, for NLIC Options Plus, NLIC
Options Elite, NLAIC Options Elite and NLAIC Options VL, as well as for NLIC
Options Premier and NLAIC Options Premier Policies issued before April 9, 2001, is expected to be permanently confined to a nursing care facility. NLIC may request additional medical information from the insured's physician and/or may require an independent physical examination (at NLIC's expense) before approving the claim for payment of the accelerated death benefit. NLIC will not approve a claim for an accelerated death benefit payment if: (1) the Policy is assigned in whole or in part; (2) if the terminal illness or permanent confinement to a nursing care facility (in certain states only for certain products) is the result of intentionally self-inflicted injury; or (3) if the owner is required to elect the payment in order to meet the claims of creditors or to obtain a government benefit.

Operation of the ADB Rider. The accelerated death benefit is made in the form of a policy loan up to the amount of the maximum loan available under the Policy at the time the claim is approved, resulting in a policy loan being made in the amount of the requested benefit. This policy loan operates as would any loan under the Policy.

To the extent that the amount of the accelerated death benefit exceeds the maximum available loan amount, the benefit will be advanced to the owner and a lien will be placed on the death benefit payable under the Policy (the "death benefit lien") in the amount of this excess. Interest will accrue daily, at a rate determined as described in the ADB rider, on the amount of this lien, and, upon the death of the insured, the amount of the lien and accrued interest thereon will be subtracted from the amount of insurance proceeds payable at death.

Effect on Existing Policy. The insurance proceeds otherwise payable at the time of an insured's death will be reduced by the amount of any death benefit lien and accrued interest thereon. In addition, if the owner makes a request for a surrender, policy loan, or partial withdrawal, the net cash surrender value and
Loan Account value will be reduced by the amount of any outstanding death benefit lien plus accrued interest. Therefore, depending upon the size of the death benefit lien, this may result in the net cash surrender value and the Loan
Account value being reduced to zero.

Periodic planned premiums and policy loan interest must be paid when due.
However, if requested with the accelerated death benefit claim, future periodic planned premiums and policy loan interest may be paid automatically through additional accelerated death benefits.

In addition to a lapse under the applicable provisions of the Policy, the Policy will also terminate on any policy anniversary when the death benefit lien exceeds the insurance proceeds at death.

Termination of the ADB Rider. The ADB rider will terminate on the earliest of:
(1) NLIC's receipt of the owner's written notice requesting termination of the rider; (2) surrender or other termination of the Policy; or (3) the policy anniversary when the insurance proceeds payable at death on such policy anniversary is less than or equal to zero.

                  4.       Additional Insurance Benefit Rider

The Additional Insurance Benefit rider ("AIB rider") provides an additional death benefit payable on the death of the insured without increasing the
Policy's face amount. The additional death benefit under the AIB rider is: (1)
the face amount plus the rider coverage amount less the Policy's death benefit
(if Death Benefit Option A is in effect); or (2) the face amount plus the rider coverage amount plus the policy account value less the death benefit (if Death
Benefit Option B is in effect).

The AIB rider has a cost of insurance charge that is deducted from the policy account value as part of the monthly deduction. If the owner changes from Death
Benefit Option A to Death Benefit Option B, NLIC will first decrease the
Policy's face amount and then the rider coverage amount by the policy account value. If Death Benefit Option A is in effect and the owner makes a partial withdrawal, NLIC will first decrease the Policy's face amount and then the rider coverage amount by the amount withdrawn (including the partial withdrawal charge). The AIB rider has no cash or loan value, and no surrender charge, additional surrender charge, or premium expense charge.

After the first or second policy year (depending on the product) and subject to certain conditions, the owner may increase or decrease the rider coverage amount separately from the Policy's face amount (and the Policy's face amount may be increased or decreased without affecting the rider coverage amount). To comply with the maximum premium limitations under the Code, insurance coverage provided by an AIB rider is treated as part of the Policy's face amount.

The AIB rider may be canceled separately from the Policy (i.e., the AIB rider can be canceled without causing the Policy to be canceled or to lapse). The AIB rider will terminate on the earliest of: (1) NLIC's receipt of the owner's written notice requesting termination of the rider; (2) surrender or other termination of the Policy; or (3) the policy anniversary nearest the insured's attained age 100 (80 in New York). The AIB rider may not be available in all states.

                  5.       Guaranteed Minimum Death Benefit Rider

THIS SECTION IS ONLY APPLICABLE TO NLIC OPTIONS PREMIER AND NLAIC OPTIONS
PREMIER.

The Guaranteed Minimum Death Benefit Rider ("GMDB Rider") provides a guarantee that, if the net cash surrender value is not sufficient to cover the monthly deductions, and the minimum guarantee premium has been paid, the Policy will not lapse prior to the end of the death benefit guarantee period (as defined in the rider). Purchasing the Guaranteed Minimum Death Benefit rider will increase the minimum guarantee premium. If the GMDB rider is added, the monthly deduction will be increased by $0.01 per every $1,000 of face amount in force under the
Policy. The rider and the additional monthly deduction terminate on the earliest of: (1) NLIC's receipt of the owner's written notice requesting termination of the rider; (2) surrender or other termination of the Policy; or (3) expiration of the death benefit guarantee period. The GMDB Rider is not permitted if the
Convertible Term Life Insurance Rider is elected. The GMDB Rider must be purchased when the Policy is issued.

         D.       PAYMENT OF POLICY ACCOUNT VALUE ON FINAL POLICY DATE

If the insured is living on the final policy date, NLIC will pay the policy account value less any indebtedness and any unpaid monthly deductions to the owner and coverage under the Policy will end. NLIC will ordinarily pay this amount within 7 calendar days of the final policy date.

         E.       EXCHANGE OF POLICY

Exchange of Policy ("special transfer right"). During the first 2 years following issuance of the Policy, the owner may, on one occasion, submit a request to transfer the entire policy account value in the Separate Account to the Guaranteed Account, and the allocation of all future net premiums to the
Guaranteed Account, without assessing a transfer charge or other charges in connection with the special transfer right or counting such transfer as a free transfer.

Change in Investment Policy. After any material change in the investment policy of a Subaccount, the owner may transfer the portion of the policy account value in the Subaccount to any of the other Subaccounts or to the Guaranteed Account without assessing a transfer charge or counting such transfer as a free transfer.

Increase in Face Amount. Within 2 years following the effective date of a face amount increase, the owner may, on one occasion, exchange the amount of the increase in face amount, without submission of new evidence of insurability, for a non-variable life insurance policy ("new policy"). The new policy will have a face amount and issue date equal to the amount and effective date of the face amount increase. Premiums for the new policy will be based on the premium rates in effect for the same sex, attained age, and premium class of the insured as of the effective date of the increase. NLIC will make a refund of the monthly deductions and charge for such increase made on each policy processing day between the effective date of the increase to the date of conversion. A transfer charge will not be assessed for this exchange, nor will such exchange be counted as a free transfer.

         F.       DEFAULT AND LAPSE

The duration of the insurance coverage under the Policy generally depends upon whether the net cash surrender value is sufficient to cover the monthly deductions and other charges. The Policy will enter a 61-day grace period and possibly lapse if the net cash surrender value is not enough to pay the monthly deduction and other charges. If the owner has taken a loan, the Policy also will enter a grace period (and possibly lapse) whenever the indebtedness reduces the net cash surrender value to zero.

However, during the first 2 to 5 policy years (depending on the product), the
Policy will not lapse if the premiums paid (less any indebtedness and partial withdrawals) equal or exceed the minimum guarantee premium. The minimum guarantee premium is the minimum annual premium (as set forth in the Policy)
multiplied by the number of months since the policy date (including the current month) divided by 12. The minimum guarantee premium, which is based on the insured's issue age, sex, premium class, face amount, and rider coverage, will increase if the face amount is increased or supplemental benefits are added. The minimum guarantee premium will decrease if supplemental benefits are removed, but will not decrease if the face amount is decreased.

The Policy also will not lapse if the owner purchases the Guaranteed Minimum
Death Benefit Rider (available only for NLIC Options Premier and NLAIC Options
Premier) and meets certain conditions.

If the net cash surrender value at the beginning of any policy month is less than the deductions for that month and, during the first 2 to 5 policy years
(depending on the product) the minimum guarantee premium has not been paid,
NLIC will send written notice to the owner at the last known address shown in
NLIC's records stating that a grace period of 61 days began on the date of the notice. The notice will indicate the amount of three monthly deductions and the final date by which the payment of said deductions must be received to prevent lapse. If NLIC does not receive this amount by the end of the 61-day grace period, NLIC will withdraw the policy account value, including any applicable surrender charge, and notify the owner that the Policy has lapsed without value.
The amount withdrawn will be transferred to NLIC's general account. If the insured dies during the grace period, the insurance proceeds will be paid and any overdue monthly deductions will be deducted in determining the amount payable to the beneficiary.

         G.       POLICY LOAN

While the Policy is in force, owners may submit a request to borrow money using the Policy as the only collateral for the loan. The minimum loan that may be taken is $500 (may be lower in some states). The maximum loan permitted is the net cash surrender value on the date of the loan. At any time, the amount of the outstanding loan under a Policy equals the sum of all loans (including due and unpaid charged interest added to the loan balance) minus any loan repayments.
NLIC normally pays the amount of the loan within 7 calendar days after NLIC receives a loan request.

If the death benefit becomes payable while a loan is outstanding, the indebtedness will be deducted from the insurance proceeds. Any indebtedness is also deducted from the policy account value upon surrender. If indebtedness causes the net cash surrender value on a policy processing day to be less than the monthly deduction due, the Policy will enter a grace period.

Collateral. To secure the loan, NLIC transfers an amount as collateral to the
Loan Account. This amount is equal to the amount of the loan adjusted by the guaranteed earned interest rate and the charged interest rate to the next policy anniversary. The owner may request that NLIC transfer this amount from specific
Subaccounts, but may not request that NLIC transfer this amount from the
Guaranteed Account. If the owner does not specify any specific Subaccounts,
NLIC will transfer the loan from the Subaccounts and/or the Guaranteed Account on a pro-rata basis based on the proportion that the values in the Subaccounts and Guaranteed Account bear to the unloaned policy account value.

Charged Interest Rate. NLIC charges 6%-8% interest per year on the loan, depending on the Policy. Interest is due and payable at the end of each policy year. Unpaid interest becomes part of the outstanding loan and accrues interest, beginning 23 days after the policy anniversary. Unpaid interest is allocated based on the owner's written instructions. If there are no such instructions or the policy account value in the specified Subaccounts is insufficient to allow the collateral for the unpaid interest to be transferred, the interest is allocated based on the proportion that the Guaranteed Account value and the values in the Subaccounts bear to the total unloaned policy account value.

Earned Interest Rate. Amounts in the Loan Account earn interest at an annual rate guaranteed not to be lower than 4.00%-4.50% (depending on the product).
NLIC may credit the Loan Account with an interest rate different than the rate credited to net premiums allocated to the Guaranteed Account. NLIC currently credits 4.00%-4.50% (depending on the product, including the NLIC and NLAIC
Options Elite products) to amounts in the Loan Account for the life of the
Policy. For other products, NLIC currently credits 4.00%-4.50% to amounts in the Loan Account until the 10th policy anniversary or attained age 60-65
(depending on the product), whichever is later, and 5.50%-5.75% (depending on the product) annually thereafter. NLIC transfers earned loan interest to the
Subaccounts and/or the Guaranteed Account and recalculates collateral: (1) when loan interest is paid or added to the loaned amount; (2) when a new loan is made; and (3) when a loan repayment is made. A transfer to or from the Loan
Account will be made to reflect any recalculation of collateral.

         H.       RIGHT OF CANCELLATION ("FREE LOOK" RIGHTS)

                  1.       Initial Free Look

NLIC's policies provide that the owner may cancel the Policy upon the latest of:

     (1)  10 days after receipt of the Policy (or longer if required by state law), or

     (2)  for NLIC Options Plus and NLAIC Options VL only, 10 days after NLIC mails or personally delivers a Notice of Withdrawal ---- Right to the owner,

by providing written notice of cancellation and returning the Policy to NLIC or to the agent that sold it.

NLIC will generally pay a refund to the owner within 7 calendar days after
NLIC receives the returned Policy. The refund is equal to the sum of: (1) the policy account value as of the date when the cancellation request and returned
Policy is received; (2) any premium expense charges which were deducted from premiums; (3) any monthly deductions charged against the policy account value;
and (4) any other charges deducted (directly or indirectly) under the Policy.

Where state law requires, NLIC will instead refund all premiums (less any partial withdrawals and indebtedness). For owners who live in these "return of premium" states, for the first 15 days following the later of (1) the policy issue date, or (2) the date the minimum initial premium is received, premiums received that are requested to be allocated to Subaccounts are allocated to the
Money Market Subaccount. After the end of this 15-day period, the value is allocated to the Subaccounts elected by the owner. All further premiums are allocated based on allocation percentages then in effect.

If a Policy is cancelled during the free look period, NLIC will treat the
Policy as if the Policy was never issued.

                  2.       Free Look for Increase in Face Amount

NLIC's policies provide that the owner may cancel an increase in face amount upon the latest of (1) 10 days after receipt of the new policy schedule pages reflecting the increase, or (2) for NLIC Options Plus and NLAIC Options VL only, 10 days after NLIC mails or personally delivers a Notice of Withdrawal
Right to the owner. NLIC will credit all monthly deductions attributable to the increase, as well as the face amount increase charge, to the Subaccounts and/or the Guaranteed Account in the same proportion as they were deducted. An owner may request a refund of this amount instead.

     I.   PREMIUM EXPENSE CHARGES, MONTHLY DEDUCTION CHARGES, AND MORTALITY AND EXPENSE RISK CHARGE

Premium Expense Charge. Whenever a premium is received, NLIC will subtract a premium expense charge from the premium before the premium is allocated to the
Subaccounts and/or the Guaranteed Account. The premium expense charge consists of: (1) a premium tax charge, for state and local premium taxes based on the rate for the insured's residence at the time the premium is paid (no premium tax charge is deducted in jurisdictions that impose no premium tax); (2) a percent of premium charge; and (3) a percent of premium charge--additional premium charge.

For NLIC Options Premier, NLAIC Options Premier, and NLIC Options Plus, the
percent of premium charge is equal to 1.50% of each premium payment (NLIC may increase this charge to a maximum of 3%).

For NLIC Options Elite and NLAIC Options Elite, the percent of premium charge during the first policy year is equal to 10% of each premium up to a specific amount (calculated for the base Policy), and 4% of premium payments above this amount. After the first policy year, this charge equals 4% of each premium payment. This charge may be increased to a maximum of 10% of each premium payment. The percent of premium--additional premium charge for the first policy year following an increase in face amount, is equal to 10% of each premium payment up to a specific amount (calculated for the increase in face amount) and
4% of premium payments above this amount. This charge may be increased to a maximum of 10% of each premium payment.

For NLAIC Options VL, the percent of premium charge is equal to 2.00% of each premium payment, currently until the cumulative amount deducted equals a current maximum premium sales charge of 20% of one target premium established at issue
(which varies based on the insured's issue age, sex, premium class, and initial face amount). If an owner increases the face amount, a new maximum amount will be established corresponding to the amount of the increase, and premium payments made on or after the effective date of the increase are allocated between the initial face amount and the increase using the ratio of the guideline annual premiums (see Appendix A). NLIC reserves the right to deduct the entire 2.00%
charge from each premium payment at any time during the life of the Policy.

For NLAIC Options VL, the premium expense charge also consists of a federal tax charge, whereby NLIC will deduct 1.25% from each premium payment. NLIC reserves the right to change the amount of this charge if the applicable federal tax law changes NLIC's tax burden.

Monthly Deduction. On the policy date and each policy processing day, redemptions will be made from the policy account value for the monthly deduction, which is a charge compensating NLIC for administrative expenses and for the Policy's insurance coverage. The monthly deduction will be deducted from each Subaccount and the Guaranteed Account in accordance with the allocation percentage for monthly deductions the owner chose at the time of application, or as later changed by written notice. If NLIC cannot make a monthly deduction on this basis, 9999NLIC will make deductions on a pro rata basis (i.e., in the same proportion that the value in each Subaccount and the Guaranteed Account bears to the unloaned policy account value on the policy processing day). Because portions of the monthly deduction (such as the cost of insurance) can vary from month-to-month, the monthly deduction will also vary.

If the policy date is set prior to the policy issue date, a monthly deduction will accrue on the policy date and on each policy processing day until the policy issue date. On the policy issue date, these accrued monthly deductions will be deducted from the policy account value. The maximum amount deducted on the policy issue date will equal the sum of 6 monthly deductions. NLIC will then deduct a monthly deduction from the policy account value on each policy processing day thereafter as described above.

The monthly deduction is equal to:

     o    The monthly administrative charge; plus

     o    The cost of insurance charge; plus

     o    The monthly charge for any benefits provided by riders; plus

     o    The initial administrative charge (for the first 12 policy processing days) (except for NLAIC Options VL).

Monthly Administrative Charge. This charge equals $7.50 each month. This charge may be increased but will not exceed $11 or $12 per month, depending on the product.

Cost of Insurance Charge. The cost of insurance charge depends on a number of variables (attained age, sex, premium class, policy year, and face amount) that would cause this charge to vary from Policy to Policy and from policy processing day to policy processing day. The Policy's specifications page indicates the guaranteed cost of insurance charge applicable to each Policy. The cost of insurance charge is equal to the monthly cost of insurance rate multiplied by the net amount at risk for the Policy on the policy processing day. The net amount at risk is equal to the death benefit on the policy processing day minus the policy account value on the policy processing day.

NLIC calculates the cost of insurance charge separately for the initial face amount and for any increase in face amount. If NLIC approves an increase in face amount, a different premium class (and a different cost of insurance rate)
may apply to the increase, based on the insured's circumstances at the time of the increase. If, however, the death benefit is the policy account value times the specified percentage, then the rate for the premium class for the initial face amount will be used for the amount of the death benefit in excess of the total face amount.

The cost of insurance charge is determined in a similar manner for any
Additional Insurance Benefit Rider coverage amount and for any increase in rider coverage amount. Generally, the current cost of insurance rates for the
Additional Insurance Benefit Rider are lower than the current cost of insurance rates on the Policy's net amount at risk. The guaranteed cost of insurance rates under the Additional Insurance Benefit Rider are substantially the same as the guaranteed cost of insurance rates on the Policy's net amount at risk.

Rider Charges. The monthly deduction will include charges for any optional insurance benefits added to the Policy by rider.

Initial Administrative Charge. On the first 12 policy processing days, NLIC deducts an initial administrative charge for policy issue costs of $5 for NLIC
Options Premier, NLIC Options Elite, NLAIC Options Premier, and NLAIC Options
Elite, and $17.50 for NLIC Options Plus. There is no initial administrative charge deducted for NLAIC Options VL.

Mortality and Expense Risk Charge (or "Insurance Charge" for NLIC Options Elite
and NLAIC Options Elite). NLIC deducts a daily charge from each Subaccount (but not the Guaranteed Account) for certain assumed mortality and expense risks. For
NLIC Options Premier, NLIC Options Elite (except for Subaccounts investing in the Vanguard Variable Insurance Fund portfolios), NLAIC Options Premier, NLAIC
Options Elite (except for Subaccounts investing in the Vanguard Variable
Insurance Fund portfolios), and NLIC Options Plus, the charge is equal to the assets in each Subaccount multiplied by 0.002055%, which is the daily portion of the annual mortality and expense risk charge rate of 0.75% during all policy years. For NLIC Options Elite and NLAIC Options Elite Subaccounts investing in
Vanguard Variable Insurance Fund portfolios, the charge is equal to the assets in each Subaccount multiplied by 0.002603%, which is the daily portion of the annual insurance charge rate of .95% during all policy years. For NLAIC Options VL, the charge is equal to the assets in each Subaccount multiplied by 0.001781%, which is the daily portion of the annual mortality and expense risk charge rate of
0.65% during all policy years. NLIC may increase this charge to a maximum annual rate of 0.90% (in the case of NLIC Options Elite and NLAIC Options
Elite, this charge may be increased to a maximum annual rate of 1.00% for each
Subaccount).

In certain situations, a portion of the mortality and expense risk charge for
NLIC Options Premier and NLAIC Options Premier may be offset by the special policy account value credit. The special policy account value credit is an amount added to the values in the Subaccounts of NLIC Options Premier and NLAIC
Options Premier on each policy processing day, either: (1) after the Policy has been in force for at least 15 years; or (2) when the policy account value less the Loan Account value equals or exceeds $100,000. The special policy account value credit is equal to 0.03% multiplied by the values in the Subaccounts.

Zero Coupon Bond Subaccount Charge. For NLIC Options Plus only, a daily charge currently equal to an annual rate of 0.25% of the average daily net assets of the Zero Coupon Bond Subaccount is assessed for contracts invested in the Zero
Coupon Bond Subaccount. This charge may be increased to an annual rate of 0.50%.

         J.       TELEPHONE, FAX, AND E-MAIL TRANSACTIONS

In addition to traditional written requests, NLIC may accept telephone, fax, and e-mail instructions from the owner or an authorized third party regarding transfers, dollar cost averaging, automatic asset rebalancing, loans (excluding
Section 403(b) plans), exercise of the special transfer right, and partial withdrawals (fax and e-mail only). The owner must complete and sign a telephone, fax, or e-mail request form and send this request to NLIC. The owner also may authorize NLIC in the application or by written notice to act upon instructions given by telephone, fax, and/or e-mail. The owner may designate in the request form a third party to act on the owner's behalf in making telephone, fax, and/or
e-mail requests. NLIC reserves the right to suspend telephone, fax, and e-mail instructions at any time for any class of policies for any reason.

  K.       REWRITE PRIVILEGE

Pursuant to an administrative procedure of NLIC known as "rewriting," owners may, subject to the terms of the Policy, substitute another policy currently offered by NLIC for the Policy if the Policy was issued within the six month period immediately preceding the date of rewrite. The original Policy will be deemed to be void and the new policy will generally be backdated to the issue date of the original Policy in accordance with NLIC's standard backdating procedures.

         L.       CORRECTION OF MISSTATEMENT OF AGE AND SEX

If the insured's issue age or sex was stated incorrectly in the application,
NLIC will adjust the death benefit and the amount of any benefits provided by rider to the amount that would have been payable at the correct issue age and sex based on the most recent monthly deduction. NLIC will not adjust the policy account value.

         M.       DEFERMENT OF PAYMENTS

NLIC usually pays the amounts of any surrender, partial withdrawal, insurance proceeds, loan, or settlement option within 7 calendar days after NLIC receives all applicable written notices, permitted telephone, fax, and e-mail requests, and/or due proofs of death. However, NLIC may postpone these payments if: (1)
the NYSE is closed, other than customary weekend and holiday closing, or trading on the NYSE is restricted as determined by the SEC; (2) the SEC permits, by an order, the postponement of any payment for the protection of owners; or (3) the
SEC determines that an emergency exists that would make the disposal of securities held in the Separate Account or the determination of their value not reasonably practicable.

NLIC has the right to defer payment of amounts from the Guaranteed Account for up to 6 months after receipt of the payment request. NLIC pays interest on any payment deferred for 30 days or more at an annual rate of 3%. If the owner has submitted a check or draft to the Service Center, NLIC has the right to defer payment of surrenders, partial withdrawals, insurance proceeds, or payments under a settlement option until the check or draft has been honored.

         N.       REDEMPTION ERRORS

In accordance with industry practice, NLIC has procedures to address and to correct errors in amounts redeemed from the Subaccounts and/or the Guaranteed
Account, except for de minimis amounts. NLIC will assume the risk of any non de minimis errors caused by NLIC.

         O.       INCONTESTABILITY

The Policy limits NLIC's right to contest the Policy as issued or as increased, for reasons of material misstatements contained in the application, after the
Policy has been in force during the insured's lifetime for two years from the policy issue date. NLIC also will not contest any Policy change that requires evidence of insurability, or any reinstatement of the Policy, after such change or reinstatement has been in effect during the insured's lifetime for 2 years.

IV.      APPENDIX A - SURRENDER CHARGES

         A.   NLIC OPTIONS PREMIER, NLIC OPTIONS ELITE, NLAIC OPTIONS
              PREMIER, AND NLAIC OPTIONS ELITE

The surrender charge, additional surrender charge, and target premium (which is a factor in determining surrender charges and additional surrender charges) vary based on the insured's issue or attained age, sex, premium class, and initial face amount. The maximum target premium for any Policy is $54 per $1,000 of face amount. The Policy's specifications page indicates the surrender charges, additional surrender charges, and target premium applicable to each Policy.

                  1.       Policy Lapse or Surrender

If the Policy is surrendered or lapses during the first 12 or 15 policy years
(depending on the product), NLIC deducts a surrender charge from the policy account value and pays the remaining amount (less any outstanding indebtedness)
to the owner. The surrender charge consists of a Deferred Administrative Charge and a Deferred Sales Charge. The Deferred Administrative Charge is the charge described in the table below less any deferred administrative charge previously paid at the time of a decrease in face amount.

                                   NLIC OPTIONS PREMIER AND NLAIC OPTIONS PREMIER
                      ---------------------------------------------------------------------------------
                      Policy Year(s)                                      Charge per $1,000 Face Amount
                      --------------                                      -----------------------------
                            1-6                                                       $4.90
                             7                                                        $4.20
                             8                                                        $3.50
                             9                                                        $2.80
                            10                                                        $2.10
                            11                                                        $1.40
                            12                                                        $0.70
                            13+                                                       $0.00

                                     NLIC OPTIONS ELITE AND NLAIC OPTIONS ELITE
                      ---------------------------------------------------------------------------------
                      Policy Year(s)                                      Charge per $1,000 Face Amount
                      --------------                                      -----------------------------
                            1-6                                                       $4.90
                             7                                                        $4.41
                             8                                                        $3.92
                             9                                                        $3.43
                            10                                                        $2.94
                            11                                                        $2.45
                            12                                                        $1.96
                            13                                                        $1.47
                            14                                                        $0.98
                            15                                                        $0.49
                            16+                                                       $0.00

The Deferred Sales Charge is equal to the lesser of a or b (less any deferred sales charge previously paid at the time of a prior decrease in face amount), where:

        a = 35% of all premiums paid to the date of surrender or lapse; or

        b = the following percentage of target premium:


                                    NLIC OPTIONS PREMIER AND NLAIC OPTIONS PREMIER
                     -----------------------------------------------------------------------------------
                      Policy Year(s)                     % of Target Premium for the Initial Face Amount
                     ---------------                     -----------------------------------------------
                             1-6                                            70%
                              7                                             60%
                              8                                             50%
                              9                                             40%
                             10                                             30%
                             11                                             20%
                             12                                             10%
                             13+                                             0%

                                     NLIC OPTIONS ELITE AND NLAIC OPTIONS ELITE
                      ----------------------------------------------------------------------------------
                      Policy Year(s)                     % of Target Premium for the Initial Face Amount
                      --------------                   -------------------------------------------------
                            1-6                                              70%
                             7                                               63%
                             8                                               56%
                             9                                               49%
                            10                                               42%
                            11                                               35%
                            12                                               28%
                            13                                               21%
                            14                                               14%
                            15                                                7%
                            16+                                               0%

                2.       Policy Lapse or Surrender after Increase in Face Amount

Within 12 or 15 years (depending on the product) after the effective date of an increase in face amount, NLIC will deduct an additional surrender charge if the
Policy is surrendered or it lapses. The additional surrender charge consists of an Additional Deferred Administrative Charge and an Additional Deferred Sales
Charge.

The Additional Deferred Administrative Charge is the charge described in the table below less any additional deferred administrative charge previously paid at the time of a decrease in face amount.

                                   NLIC OPTIONS PREMIER AND NLAIC OPTIONS PREMIER
- ------------------------------------------------------------------------------------------------------------------
12-Month Period Beginning with the Effective Date of
                    Each Increase                               Charge per $1,000 for Each Increase in Face Amount
- ----------------------------------------------------------      --------------------------------------------------
                            1-6                                                       $4.90
                             7                                                        $4.20
                             8                                                        $3.50
                             9                                                        $2.80
                            10                                                        $2.10
                            11                                                        $1.40
                            12                                                        $0.70
                            13+                                                       $0.00

                                     NLIC OPTIONS ELITE AND NLAIC OPTIONS ELITE
- ------------------------------------------------------------------------------------------------------------------
12-Month Period Beginning with the Effective Date of
                    Each Increase                               Charge per $1,000 for Each Increase in Face Amount
- ----------------------------------------------------------      --------------------------------------------------
                            1-6                                                       $4.90
                             7                                                        $4.41
                             8                                                        $3.92
                             9                                                        $3.43
                            10                                                        $2.94
                            11                                                        $2.45
                            12                                                        $1.96
                            13                                                        $1.47
                            14                                                        $0.98
                            15                                                        $0.49
                            16+                                                       $0.00

The Additional Deferred Sales Charge equals the lesser of a or b (less any additional deferred sales charge for this increase previously paid at the time of a decrease in face amount), where:

        a = 35% of premiums allocated to the increase in face amount; or

        b = the following percentage of target premium

                                   NLIC OPTIONS PREMIER AND NLAIC OPTIONS PREMIER
- ---------------------------------------------------------------------------------------------------------
   Number of Years Following the
 Effective Date of the Increase in
             Face Amount                             % of Target Premium for Each Increase in Face Amount
 ----------------------------------                  ----------------------------------------------------
                 1-6                                                        70%
                  7                                                         60%
                  8                                                         50%
                  9                                                         40%
                 10                                                         30%
                 11                                                         20%
                 12                                                         10%
                 13+                                                         0%

                                     NLIC OPTIONS ELITE AND NLAIC OPTIONS ELITE
   ----------------------------------------------------------------------------------------------------------------
   Number of Years Following the Effective Date of the
                  Increase in Face Amount                      % of Target Premium for Each Increase in Face Amount
   ----------------------------------------------------        ----------------------------------------------------
                            1-6                                                        70%
                             7                                                         63%
                             8                                                         56%
                             9                                                         49%
                            10                                                         42%
                            11                                                         35%
                            12                                                         28%
                            13                                                         21%
                            14                                                         14%
                            15                                                          7%
                            16+                                                         0%

                  3.       Decrease in Face Amount

If an owner decreases the face amount during the first 12 or 15 policy years
(depending on the product) or within 12 or 15 years (depending on the product)
after an increase in face amount, NLIC deducts a portion of the surrender charge and/or additional surrender charge.

If there have been no increases in face amount, NLIC determines this portion by dividing the amount of the decrease by the current face amount and multiplying the result by the surrender charge and/or additional surrender charge. If more than one surrender charge and/or additional surrender charge is in effect because of one or more increases in face amount, NLIC applies the surrender charge and/or additional surrender charge in the following order: (1) the most recent increase, followed by (2) the next most recent increases in succession, and (3) the initial face amount. Where a decrease causes a partial reduction in an increase or in the initial face amount, NLIC deducts a proportionate share of the surrender charge or additional surrender charge for that increase or for the initial face amount. NLIC deducts the surrender charge and/or additional surrender charge applicable to the decrease from the policy account value and the remaining surrender charge and/or additional surrender charge will be reduced by the amount deducted.

Any surrender charge and/or additional surrender charge will be deducted from the Subaccounts and/or the Guaranteed Account based on the proportion that the values in the Guaranteed Account and/or the Subaccounts bear to the total unloaned policy account value.

         B.       NLIC OPTIONS PLUS

A surrender charge, which consists of a Deferred Administrative Charge and a
Deferred Sales Charge, is imposed if the Policy is surrendered or lapses at any time before the end of the 10th Policy Year. A portion of this Surrender Charge will be deducted if the Owner decreases the initial face amount before the end of the 10th Policy Year. An Additional Surrender Charge, which is an Additional
Deferred Administrative Charge and an Additional Deferred Sales Charge, is
imposed if the Policy is surrendered or lapses at any time within 10 years after the effective date of an increase in face amount. A portion of an Additional
Surrender Charge also is deducted if the related increment of face amount is decreased within 10 years after such increase took effect.

The Deferred Administrative Charge is as follows:

      Policy Year(s)                              Charge per $1,000 Face Amount Issue Ages
      --------------                 ----------------------------------------------------------------------
                                     1-5                  15                   25                      35-80
                                     ---                -----                ------                    -----
           1-6                       $0                 $1.00                 $2.00                   $3.00
             7                        0                  0.80                  1.60                    2.40
             8                        0                  0.60                  1.20                    1.80
             9                        0                  0.40                  0.80                    1.20
            10                        0                  0.20                  0.40                    0.60
            11                        0                     0                     0                       0

For issue ages not shown, the charge will increase pro rata for each full year.

The actual Deferred Administrative Charge is the charge described above less the amount of any Deferred Administrative Charge previously paid at the time of a decrease in face amount.

The Deferred Sales Charge will not exceed the Maximum Deferred Sales Charge specified in the Policy. During Policy Years 1 through 6, this maximum equals
50% of the target premium for the initial face amount. It equals 40% of that premium during Policy Year 7, 30% during Policy Year 8, 20% during Policy Year
9, and 0% during Policy Years 10 and later. The Deferred Sales Charge actually imposed will equal the lesser of this maximum and an amount equal to 27% of all premiums actually received during the first Policy Year up to one Target Premium plus 6% of all other premiums paid to the date of surrender or lapse, less any
Deferred Sales Charge previously paid at the time of a prior decrease in Face
Amount.

An Additional Deferred Sales Charge is associated with each increase in face amount. Each Additional Deferred Sales Charge is calculated in a manner similar to the Deferred Sales Charge associated with the initial face amount. The
Maximum Additional Deferred Sales Charge for an increase in face amount is 50%
of the Target Premium for that increase. This maximum remains level for six years following the effective date of an increase. It equals 40% of that premium during the seventh year, and declines by 10% per year to 0% by the beginning of the 11th year after the effective date of the increase. The Additional Deferred
Sales Charge actually deducted is the lesser of this maximum and 27% of premiums received up to the first Target Premium for that increase, during the first twelve months after an increase and 6% of all premiums attributable to that increase thereafter, less any Additional Deferred Sales Charge for such increase previously paid at the time of a decrease in face amount.

A special method is used to allocate a portion of the existing policy account value to an increase in face amount and to allocate subsequent premium payments between the initial face amount and the increase. The policy account value is allocated according to the ratio between the guideline annual premium for the initial face amount and the guideline annual premium for the total face amount on the effective date of the increase before any deductions are made. For example, if the guideline annual premium is equal to $4,500 before an increase and is equal to $6,000 after an increase, the policy account value on the effective date of the increase would be allocated 75% ($4,500/$6,000) to the initial face amount and 25% to the increase. Premium payments made on or after the effective date of the increase are allocated between the initial face amount and the increase using the same ratio as is used to allocate the policy account value. In the event that there is more than one increase in face amount, guideline annual premiums for each increment of face amount are used to allocate policy account values and subsequent premium payments among the various increments of face amounts.

A surrender charge may be deducted on a decrease in face amount. In the event of a decrease, the surrender charge deducted is a fraction of the charge that would apply to a full surrender of the Policy. If there have been no increases in face amount, the fraction will be determined by dividing the amount of the decrease by the current face amount and multiplying the result by the surrender charge.
If more than one surrender charge is in effect (i.e., pursuant to one or more increases in face amount), the surrender charge will be applied in the following order: (1) the most recent increase followed by (2) the next most recent increases, successively, and (3) the initial face amount. Where a decrease causes a partial reduction in an increase or in the initial face amount, a proportionate share of the surrender charge for that increase or for the initial face amount will be deducted.

The surrender charge and any Additional Surrender Charge will be deducted from the policy account value. For surrender charges resulting from face amount decreases, that part of any such surrender charge will reduce the policy account value and will be allocated among the accounts based on the proportion that the value in each of the Subaccounts and the Guaranteed Account Value bear to the total unloaned policy account value.

         C.       NLAIC OPTIONS VL

A surrender charge, which consists of a Deferred Administrative Charge and a
Deferred Sales Charge, is imposed if the Policy is surrendered or lapses at any time before the end of the 10th Policy Year. A portion of this Surrender Charge will be deducted if the Owner decreases the initial face amount before the end of the 10th Policy Year. An Additional Surrender Charge, which is an Additional
Deferred Sales Charge, is imposed if the Policy is surrendered or lapses at any time within 10 years after the effective date of an increase in face amount. A portion of an Additional Surrender Charge also is deducted if the related increment of face amount is decreased within 10 years after such increase took effect.

The Deferred Administrative Charge is as follows:

      Policy Year(s)                              Charge per $1,000 Face Amount Issue Ages
      --------------                 ----------------------------------------------------------------------
                                     1-5                  15                   25                      35-80
                                     ---                -----                ------                    -----
           1-6                     $2.00                $3.00                 $4.00                   $5.00
             7                      1.60                 2.40                  3.20                    4.00
             8                      1.20                 1.80                  2.40                    3.00
             9                      0.80                 1.20                  1.60                    2.00
            10                      0.40                 0.60                  0.80                    1.00
            11                         0                    0                     0                       0

For issue ages not shown, the charge will increase pro rata for each full year.

The Deferred Sales Charge will not exceed the Maximum Deferred Sales Charge specified in the Policy. During Policy Years 1 through 6, this maximum equals
60% of the target premium for the initial face amount. It equals 48% of that premium during Policy Year 7, 36% during Policy Year 8, 24% during Policy Year
9, 12% during Policy Year 10, and 0% during Policy Years 11 and later. The
Deferred Sales Charge actually imposed will equal the lesser of this maximum and an amount equal to 28% of all premiums actually received during the first Policy
Year up to one Target Premium plus 7% of all other premiums paid to the date of surrender or lapse, less any Deferred Sales Charge previously paid at the time of a prior decrease in Face Amount.

An Additional Deferred Sales Charge is associated with each increase in face amount. Each Additional Deferred Sales Charge is calculated in a manner similar to the Deferred Sales Charge associated with the initial face amount. The
Maximum Additional Deferred Sales Charge for an increase in face amount is 60%
of the Target Premium for that increase. This maximum remains level for six years following the effective date of an increase. It equals 48% of that premium during the seventh year, and declines by 12% per year to 0% by the beginning of the 11th year after the effective date of the increase. The Additional Deferred
Sales Charge actually deducted is the lesser of this maximum and 28% of premiums received up to the first Target Premium for that increase, during the first twelve months after an increase and 7% of all premiums attributable to that increase thereafter, less any Additional Deferred Sales Charge for such increase previously paid at the time of a decrease in face amount.

A special method is used to allocate a portion of the existing policy account value to an increase in face amount and to allocate subsequent premium payments between the initial face amount and the increase. The policy account value is allocated according to the ratio between the guideline annual premium for the initial face amount and the guideline annual premium for the total face amount on the effective date of the increase before any deductions are made. For example, if the guideline annual premium is equal to $4,500 before an increase and is equal to $6,000 after an increase, the policy account value on the effective date of the increase would be allocated 75% ($4,500/$6,000) to the initial face amount and 25% to the increase. Premium payments made on or after the effective date of the increase are allocated between the initial face amount and the increase using the same ratio as is used to allocate the policy account value. In the event that there is more than one increase in face amount, guideline annual premiums for each increment of face amount are used to allocate policy account values and subsequent premium payments among the various increments of face amounts.

A surrender charge may be deducted on a decrease in face amount. In the event of a decrease, the surrender charge deducted is a fraction of the charge that would apply to a full surrender of the Policy. If there have been no increases in face amount, the fraction will be determined by dividing the amount of the decrease by the current face amount and multiplying the result by the surrender charge.
If more than one surrender charge is in effect (i.e., pursuant to one or more increases in face amount), the surrender charge will be applied in the following order: (1) the most recent increase followed by (2) the next most recent increases, successively, and (3) the initial face amount. Where a decrease causes a partial reduction in an increase or in the initial face amount, a proportionate share of the surrender charge for that increase or for the initial face amount will be deducted.

The surrender charge and any Additional Surrender Charge will be deducted from the policy account value. For surrender charges resulting from face amount decreases, that part of any such surrender charge will reduce the policy account value and will be allocated among the accounts based on the proportion that the value in each of the Subaccounts and the Guaranteed Account Value bear to the total unloaned policy account value.